Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-289390 on Form S-3 and Registration Statement Nos. 333-285235, 333-277558, 333-270506, 333-267952, and 333-261205 on Form S-8 of our reports dated February 26, 2026, relating to the financial statements of Ginkgo Bioworks Holdings, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Ginkgo Bioworks Holdings, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 26, 2026